                                                                      Exhibit 11

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 27, 1995, relating to the financial statements and financial highlights appearing in the September 30, 1995 Annual Report to shareholders of Schafer Value Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Shareholder Reports" and "Experts" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.




PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York
January 29, 1996